Exhibit 99.1


                    Pyramid Breweries Inc. Reports
                 Fourth Quarter and Full Year Results

   SEATTLE--(BUSINESS WIRE)--Feb. 4, 2004--Pyramid Breweries Inc. (Nasdaq:PMID), today announced results for the fourth quarter of 2003, and the year ending December 31, 2003. Net revenue for the fourth quarter increased 1.5% to $8,328,000 from the fourth quarter of 2002. Net loss for the quarter was $962,000 compared to a net loss of $37,000 for the fourth quarter of 2002. EBITDA (Earnings before interest, taxes, depreciation, amortization and stock compensation expense) decreased $743,000 to a negative $231,000 for the quarter.
   Total beer shipments in the quarter decreased 6.7% to 29,000 barrels. Shipments of Thomas Kemper Soda were unchanged at 9,000 barrels versus the same quarter of the prior year. Total beverage barrel shipments amounted to 38,000 barrels in the quarter, decreasing 5.1% from the prior year period. Wholesale beverage sales decreased 10.8% to $5,150,000 in the fourth quarter ended December 31, 2003 compared to the same quarter of 2002 as a result of lower shipment volumes, caused primarily by the retail grocery strikes in Southern California and lower sales in the Northwest Region, and an increase in promotional spending which is recorded as a sales deduction.
   Alehouse sales for the fourth quarter increased 30.7%, to $3,178,000 from $2,432,000 in the same quarter of 2002. The increase was due primarily to the addition of the Sacramento Alehouse, which opened in July of this year, contributing $786,000 in revenues for the fourth quarter, which was slightly offset by a $40,000 decline in sales at the Walnut Creek Alehouse. On a same store basis, alehouse sales increased 1.6% to $1,808,000 from $1,779,000. Seattle, WA and Berkeley, CA are included in the same store location comparisons.
   The Company's gross margin for the fourth quarter was $1,139,000, down from the prior year amount of $1,952,000. Gross margin as a percentage of net sales decreased to 13.7% in the fourth quarter of 2003 from 23.8% in the same quarter of 2002. This decrease in margin was due mainly to (1) lower net selling prices, (2) hire raw materials costs, (3) increased insurance and benefit costs of approximately $80,000 and (4) lower contribution from the Walnut Creek Alehouse resulting from increased local area competition. The Company's selling, general and administrative expenses were $2,144,000 for the quarter, a decrease of $5,000 from the fourth quarter of 2002.
   "Unfortunately, the fourth quarter reflected some of the same challenges that we experienced earlier in the year, such as a decline in Northwest beverage volume compared to the prior year, higher workers' compensation insurance costs in California, and higher raw material costs. In addition, we experienced significant softness in Southern California as a result of the prolonged grocery workers' strike. Overall, the quarter was disappointing," reported Martin Kelly, President and CEO.
   "The brightest spot in the quarter was our performance in Northern California. Beverage Division sales in this region have been very strong, resulting in a gain of .7 market share points during the quarter versus the same prior year period. In addition, the Sacramento Alehouse is exceeding initial expectations, contributing $786,000 in revenues and $87,000 of positive cash flow before capital expenditures for the fourth quarter," added Kelly.
   For the year, the Company's net sales increased 2.4% to $34,625,000 from $33,812,000. Beverage Division net sales decreased $1,280,000 to $22,205,000 in 2003 on lower shipment volumes. Shipment volumes were down 2.6% to 159,000 barrels. Beer shipments were down 1.4%, and soda sales were down 5.7% versus 2002. Sales for the Alehouse Division were $12,420,000, up 20.3% on a full year basis, due to $2,300,000 in additional revenue from new Alehouse openings (Sacramento opened in July 2003, and Walnut Creek opened in May 2002). The Company's gross margin for the year decreased $1,467,000 to $6,985,000. On a percentage basis, gross margin for the year declined to 20.2% from 25% in 2002. Net loss for year ended December 31, 2003 was $1,198,000 compared to a net income of $252,000 for the year ended December 31, 2002. EBITDA for 2003 was $1,345,000 compared to $2,508,000 for the prior year.
   "While 2003 was a certainly a disappointment, we are pleased by the strong start in the beverage division in early 2004. January shipments of beer and soda are up over 20% compared to 2003 levels. Additionally, we have successfully negotiated lower prices on many raw materials for 2004 as compared to 2003. In addition we have increased prices in much of the Northwest, effective January 2004. This price increase represents our most significant price increase in the Northwest in several years," said Kelly. While the company is encouraged by these developments, it believes that these improvements in the first month of the year should not be relied upon as an accurate indicator of results for future periods.
   Also during the quarter, the Board of Directors declared a quarterly cash dividend of $.044 per common share, which was paid on January 16, 2004 to shareholders of record on December 31, 2003. This represents the seventeenth consecutive quarter of dividend declarations made by the Company. The Company's current quarterly dividend results in an annual yield of approximately 5.1% to Pyramid shareholders based on the December 31st end of day stock price.
   The Company announced on January 26th an agreement to acquire substantially all the assets of Portland Brewery Company in exchange for cash, the assumption of certain liabilities, and at Pyramid's sole option, common stock. The transaction, which is subject to regulatory review and other customary conditions, is expected to be finalized in the first half of 2004.

   EBITDA (Earnings before interest, taxes, depreciation, amortization and stock compensation expense) represents a non-GAAP (Generally Accepted Accounting Principles) financial measure, but it is a widely accepted indicator of a company's ability to service indebtedness and is frequently used to evaluate a company's performance. Management believes that this information is useful to investors, given the capital intensive nature of the business. A table reconciling this measure to net cash provided by operating activities is included in the condensed financial data included in this release.

   Pyramid Breweries Inc. is a leading brewer of specialty, full-flavored beers and sodas, produced under the Pyramid Ales & Lagers and Thomas Kemper brand names. Pyramid operates four breweries in Seattle, Washington, and Berkeley, Sacramento and Walnut Creek, California as well as four adjoining restaurants under the Pyramid Alehouse name. For more information, visit www.PyramidBrew.com.

   Statements concerning future performance, developments or events concerning potential acquisitions, restaurant expansion, production capacity, and any other guidance on future periods, constitute forward-looking statements which are subject to a number of risks and uncertainties which are described in the Company's filings with the Securities and Exchange Commission, press releases and other communications. Actual events and results may differ materially from stated expectations.


                        Pyramid Breweries Inc.
                  Selected Unaudited Operating Data

                                      Quarter ended December 31,
                                --------------------------------------
                                             % of               % of
                                              Net                Net
                                    2003      Sales    2002      Sales
                                --------------------------------------
Gross sales.....................$ 8,754,000         $8,641,000
 Less excise taxes..............    426,000            434,000
                                ------------         ----------
Net sales.......................  8,328,000   100.0% 8,207,000  100.0%
Cost of sales...................  7,189,000    86.3% 6,255,000   76.2%
                                --------------------------------------
 Gross margin...................  1,139,000    13.7% 1,952,000   23.8%
Selling, general and
 administrative expenses........  2,144,000    25.7% 2,149,000   26.2%
                                --------------------------------------
Operating loss.................. (1,005,000) (12.0%)  (197,000) (2.4%)
Other income, net...............     44,000     0.5%    62,000    0.8%
                                --------------------------------------
Loss before income taxes........   (961,000) (11.5%)  (135,000) (1.6%)
Income taxes....................     (1,000)  (0.0%)    98,000    1.2%
                                --------------------------------------
Net loss........................$  (962,000) (11.6%)$  (37,000) (0.4%)
                                ======================================

Basic and diluted net loss per
 share..........................     ($0.11)            ($0.00)
Weighted average basic and
 diluted shares outstanding.....  8,492,000          8,292,000

Beer barrels shipped............     29,000             31,000
Soda barrels shipped............      9,000              9,000
                                 -----------         ----------
Total barrels shipped...........     38,000             40,000
                                 ===========         ==========


                                       Year ended December 31,
                               ---------------------------------------
                                             % of                % of
                                             Net                 Net
                                   2003      Sales     2002      Sales
                               ---------------------------------------
Gross sales....................$36,378,000         $35,523,000
 Less excise taxes.............  1,753,000           1,711,000
                               ------------         -----------
Net sales...................... 34,625,000  100.0%  33,812,000  100.0%
Cost of sales.................. 27,640,000   79.8%  25,360,000   75.0%
                               ---------------------------------------
 Gross margin..................  6,985,000   20.2%   8,452,000   25.0%
Selling, general and
 administrative expenses.......  8,492,000   24.5%   8,678,000   25.7%
                               ---------------------------------------
Operating loss................. (1,507,000) (4.3%)    (226,000) (0.7%)
Other income, net..............    312,000    0.9%     380,000    1.1%
                               ---------------------------------------
(Loss) income before income
 taxes......................... (1,195,000) (3.4%)     154,000    0.5%
Income taxes...................     (3,000) (0.0%)      98,000    0.3%
                               ---------------------------------------
Net (loss) income..............$(1,198,000) (3.4%) $   252,000    0.7%
                               =======================================

Basic and diluted net (loss)
 income per share..............     ($0.14)        $      0.03
Weighted average basic shares
 outstanding...................  8,452,000           8,203,000
Weighted average diluted shares
 outstanding...................  8,452,000           8,243,000

Beer barrels shipped...........    115,000             117,000
Soda barrels shipped...........     44,000              47,000
                               ------------         -----------
Total barrels shipped..........    159,000             164,000
                               ============         ===========


                        Pyramid Breweries Inc.
                Selected Unaudited Balance Sheet Data

                                             December 31, December 31,
                                                 2003         2002
                                              ------------------------
Assets
Current assets:
  Cash and cash equivalents..................$ 1,558,000  $   596,000
  Short-term investments.....................    492,000    2,750,000
  Other current assets.......................  3,691,000    4,160,000
Fixed assets, net............................ 21,406,000   20,682,000
Other non-current assets.....................    637,000    1,107,000
                                              ------------------------
  Total assets...............................$27,784,000  $29,295,000
                                              ========================

Liabilities and Stockholders' Equity
Current liabilities..........................$ 3,996,000  $ 3,723,000
Non-current liabilities......................  1,585,000    1,036,000
                                              ------------------------
  Total liabilities..........................  5,581,000    4,759,000

  Total stockholders' equity................. 22,203,000   24,536,000
                                              ------------------------
  Total liabilities and stockholders' equity $27,784,000  $29,295,000
                                              ========================


                        Pyramid Breweries Inc.
                  Selected Unaudited Cash Flow Data

                                               Twelve months ended
                                                    December 31,
                                                 2003         2002
                                              -----------  -----------
 Net (loss) income...........................$(1,198,000) $   252,000
  Depreciation and amortization..............  2,443,000    2,202,000
  Stock compensation.........................     92,000      145,000
  Interest expense...........................      5,000        7,000
  Loss (gain) on sales of fixed assets.......      2,000       (4,000)
  Deferred rent..............................    639,000     (124,000)
  Changes in operating assets and liabilities    600,000     (859,000)
                                              ------------ -----------
  Net cash provided by operating activities..  2,583,000    1,619,000
  Net cash used in investing activities......   (391,000)    (366,000)
  Net cash used in financing activities...... (1,230,000)  (1,083,000)
                                              ------------ -----------
 Increase in cash and cash equivalents.......$   962,000  $   170,000
                                              ============ ===========

 Reconciliation of net cash used in operating activities to fourth quarter EBITDA:
  Net cash used in operating activities......$  (343,000) $  (472,000)
  Deferred rent..............................     50,000       31,000
  (Loss) gain on sales of fixed assets.......     (1,000)       4,000
  Income taxes expense (refund)..............      1,000      (98,000)
  Changes in operating assets and liabilities     62,000    1,048,000
                                              -----------  -----------
  EBITDA.....................................$  (231,000) $   513,000
                                              ===========  ===========

 Reconciliation of net cash provided by operating activities to full year EBITDA:
  Net cash provided by operating activities..$ 2,583,000  $ 1,619,000
  Deferred rent..............................   (639,000)     124,000
  (Loss) gain on sales of fixed assets.......     (2,000)       4,000
  Income taxes expense (refund)..............      3,000      (98,000)
  Changes in operating assets and liabilities   (600,000)     859,000
                                              -----------  -----------
  EBITDA.....................................$ 1,345,000  $ 2,508,000
                                              ===========  ===========

    CONTACT: Pyramid Breweries Inc., Seattle
             Jim Hilger, 206-682-8322